STOCK PURCHASE AGREEMENT

                                  by and among

                               LOEWENSTEIN, INC.,



                                       and



                               RAYNOR E. BALDWIN,

                               the stockholder of

                          The Woodsmiths Company, Inc.



                                       and



                          THE WOODSMITHS COMPANY, INC.



                               dated as of , 2001
                          -----------------------------

                            STOCK PURCHASE AGREEMENT

                    This Stock Purchase Agreement (this "Agreement") is made this ____ day of ____________, 2001, by and among LOEWENSTEIN, INC., a Florida corporation ("Loewenstein" or the "Purchaser"), THE WOODSMITHS COMPANY, INC., a Florida corporation (the "Company"), and the following selling shareholder, RAYNOR E. BALDWIN ("Seller"). The Purchaser, the Company, and the Seller are each referred to in this Agreement as a "Party" and collectively as the "Parties."

The Seller directly owns all of the outstanding capital stock of the Company.

This Agreement contemplates a transaction in which the Purchaser will purchase from the Seller, and the Seller will sell to the Purchaser, all of the outstanding capital stock of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

1. Definitions and Interpretation

(a) Definitions. As used in this Agreement, the following terms have the meaning specified or referred to below:

"Accounts Receivable" means all of the Company's accounts, instruments, drafts, acceptances and other forms of receivables and all rights earned under the Company's contracts to sell goods or render services.

"Accrued Commissions" means accrued commissions payable by the Company calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

"Affiliated Group" means any affiliated group within the meaning of
Section 1504 of the Code.

"Authority" means any federal, state, local or foreign governmental regulatory agency, commission, bureau, authority, court or arbitration tribunal.

"Available Cash" means all Cash held by the Company as of midnight on the day before the Closing Date less (i) an amount of Cash necessary to cover outstanding checks (which are not otherwise stale) which have been mailed or otherwise delivered by the Company but which have not cleared.

"Business Day" means a day which is not a Saturday, Sunday, or a legal holiday on which banking institutions in the State of Alabama are authorized to be closed.

"Business of the Company" means the manufacturing, distributing and selling of furniture.

"Cash" means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

"Changes in Accounting Principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions (unless required by objective changes in underlying events) utilized in making accounting estimates.

"Charter" and "bylaws", respectively, mean with respect to any corporation, those instruments that, among other things, (i) define its existence, as filed or recorded with the applicable Authority, including such corporation's Articles or Certificate of Incorporation, and (ii) otherwise govern its internal affairs, in each case as amended, supplemented, or restated.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company Common Stock" means the Common Stock, no par value, of the Company.

"Confidential Information" means data and information relating to the business of the Company (which may or may not rise to the level of a Trade Secret) and which has value to the Company and is not generally known to its competitors. Confidential Information does not include any data or information that (i) has been voluntarily disclosed to the public by the Company, (ii) has been independently developed and disclosed by others, or (iii) otherwise enters the public domain through lawful means.

"Disclosure Schedule" means the Disclosure Schedule accompanying this Agreement. Any matters disclosed in such Disclosure Schedule shall be deemed to qualify each and every representation and warranty of the Seller in this Agreement to which such matters are relevant.

"Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

"Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

"Employment Agreements" means the Employment Agreements to be entered into between the Company and Raynor E. Baldwin and Mary Steinnerd, respectively, at Closing, substantially in the form of Exhibit A hereto.

"Environmental, Health and Safety Requirements" means all federal, state, local, regional and foreign statutes, regulations and ordinances concerning workplace health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances or wastes.

"Environmental Claim" means any written notice or claim by any person or any Authority alleging potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, release or threatened release into the environment, of any Material of Environmental Concern at any location, whether or not owned, leased or operated by the Company, or (ii) any violation, or alleged violation, of any Environmental, Health and Safety Requirement.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any Person that would be aggregated with the Company under ?414(b), (c), (m) or (o) of the Code.

"Escrow Agreement" means the Escrow Agreement, in the form of Exhibit B hereto, to be entered into on the Closing Date by the Purchaser, the Seller and the Escrow Agent.

"Escrow Account" has the meaning set forth in Paragraph 7(b)(v) below.

"Escrow Agent" has the meaning set forth in Paragraph 7(b)(v) below.

"Escrow Funds" has the meaning set forth in Paragraph 7(b)(v) below.

"Funded Indebtedness" means, with respect to any Person (without duplication), the aggregate amount (including the current portions thereof) of
(i) all indebtedness of such Person for money borrowed from others, (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) all obligations, contingent or otherwise, of such Person for the deferred purchase price of assets, property or services other than trade payables and accrued expenses incurred in and customer deposits received in the ordinary course of business, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to the repossession or sale of such property), (v) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (vi) all obligations, contingent or otherwise, of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (vii) all indebtedness or obligations of others of the type described in clauses (i) through (vi) above guaranteed, directly or indirectly, in any manner by such Person, or in effect guaranteed, directly or indirectly, in any manner by such Person, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or to pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course, (viii) all indebtedness or obligations of the type described in clauses (i) through (vi) above secured by (or for which the holder or obligee thereof has an existing right, contingent or otherwise, to be secured by) any Lien upon property owned by such Person, even though such Person has not in any manner become liable for the payment of such indebtedness or obligations and
(ix) interest expense accrued but unpaid, and all fees and prepayment premiums, on or relating to any of the foregoing, however, Funded Indebtedness shall in any event exclude trade accounts payable and accrued expenses of the type reflected in the Financial Statements.

"GAAP" means United States generally accepted accounting principles as in effect from time to time.

"IRS" means the Internal Revenue Service.

"Information Technology" means computer software (including all related source codes, specifications and data, data bases and documentation), computer firmware, computer hardware (in each case whether general or specific purpose) and other similar or related items of automated, computerized or software systems that are used or relied upon by any Person in the conduct of such Person's trade or business.

"Intellectual Property" means (i) all U.S. and foreign patents and patent applications and statutory invention registrations, (ii) all trademarks, service marks, trade dress, logos, trade names, Internet domain names and corporate names, and all related U.S. and foreign registrations, applications and renewals, together with all goodwill associated therewith (including all translations, adaptations, derivations and combinations of the foregoing), (iii) all copyrights and all related U.S. and foreign registrations, applications and renewals, (iv) all Trade Secrets and Confidential Information, including inventions (whether reduced to practice or not and whether patentable or not), ideas, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, business and marketing plans, and customer and supplier lists and related information) and (v) all Information Technology.

"Inventory" means all of the inventories of the Company, including raw materials, work in progress, finished goods, packaging goods and other like items.

"Knowledge" (and the related phrase "to the Knowledge of") means (i) with respect to the Seller or the Company, the actual knowledge of the Seller that such representation or warranty is not true and correct to the same extent as provided in the applicable representation and warranty, after reasonable investigations and inquiries of the responsible officers of the Company, and
(ii) with respect to the Purchaser, the actual knowledge of Bobby Tesney or Vincent A. Tortorici, Jr. that such representation or warranty is not true and correct to the same extent as provided in the applicable representation and warranty, after reasonable investigations and inquiries of the responsible officers of the Purchaser.

"Lien" means any mortgage, pledge, lien, encumbrance, charge or other security interest, whether or not related to the extension of credit or the borrowing of money.

"Loss" or "Losses" means all damages, dues, penalties, fines, reasonable amounts paid in settlement, Taxes, costs, obligations, losses, expenses, and fees (including court costs and reasonable attorneys' fees and expenses), including, as the context may require, any of the foregoing which arise out of or in connection with any actions, suits, proceedings, hearings, third party investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees or rulings.

"Material Adverse Change" or "Material Adverse Effect" means any change or effect that is materially adverse to the business, assets, financial condition or results of operations of the Company.

"Material Contract" means any contract or agreement whether written or oral to which the Company is a party, or by which the Company or any of its assets is bound, and which (a) relates to Funded Indebtedness or is a letter of credit, pledge, bond or similar arrangement running to the account of or for the benefit of the Company, (b) relates to the purchase, maintenance or acquisition of, or sale or furnishing of, materials, supplies, merchandise, machinery, equipment, parts or any other property or services (excluding any such contract made in the Ordinary Course of Business and which is expected to be fully performed within 90 days of the date hereof or which involves revenues or expenditures of less than $25,000), (c) is a collective bargaining agreement,
(d) obligates the Company not to compete with any business, or which otherwise restrains or prevents the Company from carrying on any lawful business or which restricts the right of the Company to use or disclose any information in its possession (excluding in each case customary restrictive covenants contained in agreements entered into in the Ordinary Course of Business), (e) relates to (i) employment, compensation, severance, or consulting between the Company and any of its officers or directors, or (ii) between the Company and any other employees or consultants of the Company who are entitled to compensation thereunder in excess of $10,000 per annum, (f) is a lease or sublease of real property, or a lease, sublease or other title retention agreement or conditional sales agreement involving annual payments in excess of $5,000 individually or $25,000 in the aggregate for any machinery, equipment, vehicle or other tangible personal property (whether the Company is a lessor or lessee), (g) is a contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments to be made after the date hereof in excess of $10,000 (h) is a contract granting any Person a Lien on any of the assets of the Company, in whole or in part (other than Permitted Liens),
(i) is a contract by which the Company retains any manufacturer's representatives, broker or other sales agent, distributor or representative or through which the Company is appointed or authorized as a sales agent, distributor or representative, (j) is a joint venture or partnership contract or a limited liability company operating agreement with any Seller, or with any Affiliate of any Seller, (k) is (i) an agreement for the storage, transportation, treatment and disposal of any materials subject to regulation under any Environmental Health and Safety Requirements, or (ii) a contract for storage, transportation or similar services with carriers or warehousemen (excluding any such contract entered into in the Ordinary Course of Business and involving aggregate annual expenditures not exceeding $10,000), (l) is an agreement or arrangement with any Affiliate of any Seller, or (m) any other agreement (or group of related agreements) the performance of the executory portion of which involves consideration in excess of $10,000 or which cannot be terminated by the Company upon 90 days notice.

"Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products in each case with respect to which liability or standards of conduct are imposed pursuant to any Environmental, Health and Safety Requirements.

"Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

"Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).


"Net Working Capital at Closing" means the total current assets of the Company, including Cash (other than Available Cash and marketable securities), Accounts Receivable (including any 90 and Over Accounts Receivable described in
Section 10(a)), Inventory (valued as described in Section 3B(w) of this Agreement and Section 3B(w) Disclosure Schedule), prepaid expenses, and deposits, minus the total current liabilities of the Company (which current liabilities shall include accounts payable-trade, accrued expenses (including an accrual for vacation and holidays calculated in accordance with GAAP and an accrual for the cost of the Visual Software licenses disclosed on Disclosure
Schedule 3B(f)), customer deposits and other liabilities but shall exclude the current portion of any Funded Indebtedness, in each case determined as of the open of business on the Closing Date and by reference to the amounts set forth on the face (but not the notes) of the Closing Balance Sheet, subject to the provisions of this definition and after giving effect to the transactions contemplated in Sections 2(c) and 2(d) below. With respect to any calculation of Net Working Capital at Closing, except as expressly provided in this Agreement, no Change in Accounting Principles will be made from those utilized in preparing the Financial Statements including with respect to the nature of accounts, in determining the level of reserves or in determining the level of accruals.


"Net Working Capital Target Amount" means the amount which equals
$240,000.00.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Party" has the meaning set forth in the preface above.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Permitted Liens" means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (i) Liens set forth in the Disclosure Schedule or noted in the Financial Statements, (ii) Liens for Taxes not yet due and payable and for which adequate reserves are maintained on the financial statements of the Company as of the Closing Date in accordance with GAAP, (iii) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure public or statutory obligations, (iv) mechanic's, materialman's, supplier's, vendor's or similar Liens arising in the Ordinary Course of Business securing amounts which are not overdue and for which adequate reserves are maintained on the financial statements of the Company as of the Closing Date in accordance with GAAP and (v) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

"Restricted Area" means (i) the State of Florida, and (ii) each of the other states, territories and possessions of the United States and each of the other countries and territories of the World in which the Company conducts or has conducted the Business of the Company during the five years preceding the Closing Date.

"Restricted Business of the Company" means the manufacturing, distributing and selling of contract furniture including, but not limited to, seating, tables and booths.

"Securities Act" means the Securities Act of 1933, as amended.

"Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Subscription and Shareholders' Agreement" means the Subscription and Shareholders' Agreement to be entered into among WinsLoew Furniture, Inc., Raynor E. Baldwin, and Trivest or its affiliates, in the form of Exhibit C hereto.

"Subsidiary" when used with respect to any Person means any other
Person, whether incorporated or unincorporated, of which (i) more than 50% of the securities or other ownership interests or (ii) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

"Tax" or "Taxes" means all federal, state, local and foreign taxes
(including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, property taxes, business license taxes, occupation taxes, import duties and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, whether disputed or not.

"Tax Return" means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Trade Secrets" means information and data relating to the Company, without regard to form, whether technical or nontechnical, including but not limited to formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which is not commonly known by or available to the public and which (a) derives economic value, actual or potential, from not being known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

"Transaction Documents" means this Agreement and the Employment
Agreement(s), Escrow Agreement, Note and Guaranty, Subscription and Shareholders' Agreement(s), Purchase Price Calculation Certificate, and the 338(h)(10) election on form 8023.

"Year 2000 Compliant" means, with respect to the Company's Information Technology, that (i) the information technology is designed to be used prior to, during and after the calendar year 2000 A.D., (ii) the Information Technology used during each such time period will accurately receive, provide and process date/time data (including calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000 and leap-year calculations and (iii) the Information Technology will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data, in each case to the extent that Information Technology of third parties, used in combination with the Company's Information Technology, properly exchanges date/time data with the Company's Information Technology.

(b) Additional Defined Terms. As used in this Agreement, the following terms have the meanings specified in the Sections referred to below:

                  Term                                 Section

                  AAA                                  12(i)
                  Accountant                           2(h)(ii)
                  Agreement                            Preamble
                  Closing                              2(e)
                  Closing Balance Sheet                2(h)(i)
                  Closing Date                         2(e)
                  Company                              Preamble
                  Company Permits                      3B(i)
                  Defense Counsel                      7(b)(iv)
                  Defense Notice                       7(b)(iv)
                  Employee Benefit Plans               3B(t)
                  Financial Statements                 3B(e)

                  Loewenstein                                        Preamble
                  Indemnified Parties                                7(b)(iv)
                  Indemnifying Parties                               7(b)(iv)
                  Real Property                                      3B(m)
                  Most Recent Financial Statements                   3B(e)
                  Most Recent Fiscal Month End                       3B(e)
                  Most Recent Fiscal Year End                        3B(e)
                  Net Working Capital at Closing                     2(h)(i)
                  Objection Notice                                   2(h)(ii)
                  Party(ies)                                         Preamble
                  Pre-Closing Tax Periods                            6(g)(i)
                  Property                                           3B(m)
                  Purchase Price                                     2(b)
                  Purchase Price Calculation Certificate             2(c)(i)
                  Purchaser                                          Preamble
                  Rules                                              12(i)
                  ?338(h)(10) Election                               6(g)(i)
                  S Corporation Tax Period                           3B(j)(iv)
                  Shares                                             2(a)
                  Seller                                             Preamble
                  Seller Transaction Expenses                        2(c)(i)
                  Third Party Claim                                  7(b)(iv)

         (c) Interpretation. As used in this Agreement, the word "including" means without limitation, the word "or" is not exclusive and the words "herein", "hereof", "hereby", "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules (including the Disclosure Schedule) mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement; (ii) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and
(iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto. The Schedules (including the Disclosure Schedule) and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement.

 2.   Purchase and Sale of Shares; Satisfaction of Funded Indebtedness; Closing.
     -------------------------------------------------------------------------

         (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell to the Purchaser, free and clear of all restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Liens, claims and demands, all of the shares of Common Stock owned by the Seller (the "Shares") as set forth in Section 3B(d) of the Disclosure Schedule hereto for the consideration specified below in this Section 2.

         (b) Purchase Price. The total consideration to be paid by the Purchaser for all of the Shares (the "Purchase Price") shall be (i) $2,830,000 minus (ii) the amount of the Company's Funded Indebtedness as of the open of business on the Closing Date. The Purchase Price payable to the Seller at Closing is subject to adjustment as set forth in Section 2(h).

         (c) Payment of Purchase Price. $300,000 of the Purchase Price shall be paid by the Purchaser to the Seller at Closing by wire transfer of immediately available funds, to an account or accounts designated in writing by the Seller prior to the Closing. $2,530,000 of the Purchase Price shall be paid in the form of a promissory note (the "Note") given by the Purchaser to the Seller at Closing. Interest on the unpaid balance of principal on the Note shall accrue from the Closing Date at the an annual interest rate equal to the Prime Rate as published in the Wall Street Journal, but not to exceed 12.75%. Any changes in the prime interest rate as published in the Wall Street Journal shall become effective immediately. Principal and interest on the Note shall be due and payable on the 31st day of July, 2001, which shall be the maturity date of the Note. WinsLoew Furniture, Inc. shall guarantee payment of the Note. The Note and guarantee shall be substantially in the form of Exhibit D. The Purchaser shall also pay to Seller a contingent deferred payment of up to $1,000,000.00 based on the Company's earnings before interest, taxes, depreciation, amortization and management fees ("EBITDA") for the trailing twelve month period ending December 31, 2001 to be paid within 30 days of the completion of WinsLoew's certified audit for FY 2001 pursuant to the following cumulative schedule:



         EBITDA                                      Payment Dollars
TTM Period Ended                                     per incremental dollar             Tranche
----------------                                     ----------------------             -------
December 31, 2001                                    of TTM EBITDA                      Maximum
-----------------                                    -------------                      -------

Less than or equal to $440,000                       $0.00                              $0.00

Greater than $440,000 and less than or
equal to $530,000                                    $1.00                              $90,000

Greater than $530,000 and less than or
equal to $630,000                                    $5.85                              $585,000

Greater than $630,000 and less than or
equal to 730,000                                     $2.60                              $260,000

Greater than $730,000 and less than or
equal to $800,000                                    $0.38                              $65


         Total Contingent Deferred Purchase Price Opportunity $1,000,000

         For example, if the Company's EBITDA for the TTM period ended December 31, 2001 equals $700,000, the Contingent Deferred Purchase Price would be $90,000 plus $585,000 plus $182,000 (the product of $2.60 and $70,000) yielding a total of $857,000.

         With respect to any calculation of EBITDA for purposes of determining the contingent deferred compensation described above, except as expressly provided in this Agreement, no Change in Accounting Principles will be made from those utilized in preparing the Financial Statements, unless such a change is required to conform to GAAP. The Company will be run consistent with past practice from the Closing Date through December 31, 2001. For purposes of determining EBITDA for the year ending December 31, 2001, certain January 2001 shipments added to the December 31, 2000 EBITDA shall be excluded in the exact amounts for calculation of December 31, 2001 EBITDA.

         The payment of the Contingent Deferred Purchase Price by the Purchaser shall be guaranteed by WinsLoew.

         At Closing, the Seller shall deliver to the Purchaser a stock certificate or certificates representing all of the Shares, duly endorsed in blank or accompanied by duly executed assignment documents, sufficient in form and substance to convey to the Purchaser good title to such Shares, free and clear of all restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Liens, claims and demands. The Seller may direct the Purchaser to deliver a portion of the Purchase Price to certain third parties for fees, expenses, costs or other obligations of the Seller arising out of or in connection with the transactions contemplated in this Agreement (the "Seller Transaction Expenses"). The amount so delivered shall be withheld from the Purchase Price payable at Closing in accordance with such written directions of the Seller. At Closing, the Seller shall deliver to the Purchaser a certificate (the "Purchase Price Calculation Certificate"), in the form of Exhibit E hereto, setting forth (i) the amount of all Funded Indebtedness of the Company outstanding immediately prior to the Closing and
(ii) the amount of Seller Transaction Expenses (if any).

         (d) Funded Indebtedness. On the Closing Date, concurrently with the Closing, the Purchaser and/or the Company (as determined by the Purchaser) shall deliver to the holders of Funded Indebtedness an amount sufficient to repay all Funded Indebtedness outstanding immediately prior to the Closing, with the result that immediately following the Closing there will be no further obligations of the Company, monetary or otherwise, with respect to any Funded Indebtedness outstanding immediately prior to the Closing. Prior to the Closing Date, the Seller will provide the Purchaser with customary pay-off letters from all holders of Funded Indebtedness outstanding immediately prior to the Closing, and make arrangements reasonably satisfactory to the Purchaser for such holders to provide to the Purchaser recordable form mortgage and lien releases, canceled notes, trademark and patent assignments (if applicable) and other documents reasonably requested by the Purchaser simultaneously with the Closing. If the Purchaser directs the Company to pay any of the Company's Funded Indebtedness, the Purchaser shall provide the Company with sufficient funds to do so.

         (e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place by the execution and delivery of the Transaction Documents and other closing items contemplated herein at a location as the Parties may hereafter agree, or by the execution and delivery of the Transaction Documents and other closing items contemplated herein by a courier agreed to by the Parties, on or before the 1st day of March, 2001 (the "Closing Date"), and shall be effective for all purposes of this Agreement as of 12:01 a.m., Central Standard Time, on the Closing Date. Except as otherwise provided herein, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

         (f)      Deliveries at the Closing.  At the Closing:
                  -------------------------

     (i) Raynor E. Baldwin and Mary Steinnerd and the Company shall execute and deliver their respective Employment Agreement(s) and Non-Compete and Non-Solicitation Agreement(s);

              (ii) The Seller shall deliver to the Purchaser (A) a certificate issued by the Secretary of State of the State of Florida and each state (if any) in which the Company is qualified as a foreign entity, as of a date reasonably acceptable to the Purchaser, as to the good standing (or existence or non-dissolution, as applicable) of the
      Company in such states, and (B) a tax clearance certificate from the
         State of Florida, if and to the extent available, as of a date reasonably acceptable to the Purchaser;

          (iii) The Seller shall deliver to the Purchaser (A) a copy of the Company's Charter, as amended to date, certified as of the recent date by the Secretary of State of the State of Florida, and (B) all
        minute books, stock transfer books, blank stock certificates and corporate seals of the Company;

          (iv) The Seller shall deliver to the Purchaser a certificate of the Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, as to (A) the
       Charter of the Company and no amendments thereto since a specified date, (B) the bylaws of the Company, (C) the resolutions of the directors of the Company authorizing the execution and performance by the Company of this Agreement and the transactions contemplated hereby;
        and (D) incumbency and signatures of the officers of the Company executing this Agreement and any other agreement, instrument or document executed by the Company in connection with this Agreement;

(v) The Seller shall deliver to the Purchaser the resignations of all of the directors and officers of the Company, which resignations shall be effective as of the Closing;

(vi) The Seller shall deliver to the Purchaser the various certificates and documents referred to in Section 9(a) below, and

(vii) The Purchaser shall deliver to the Seller the various certificates and documents referred to in Section 9(b) below.

(viii) The Purchaser shall deliver the Purchase Price (including the Note) to the Seller in accordance with Section 2(c) above and the Seller shall deliver the stock certificates representing the Shares attached to executed stock transfer powers;

(ix) The Seller shall deliver to the Purchaser an opinion letter from Seller's attorney in the form of Exhibit F hereto;

    (x) The Seller shall deliver the Purchase Price Calculation Certificate.

            (xi) The Purchaser shall deliver to the Seller an opinion letter from Purchaser's attorney in the form of Exhibit G hereto.

         (g) Transfer Taxes. Other than Purchaser's income taxes, the Seller shall be responsible for the payment of all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest), if any, which may be payable with respect to the transactions contemplated by this Agreement. The Seller will, at his own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees and, if required by applicable law, the Purchaser will, and will cause the Company to, join in the execution of any such Tax Returns and other documentation.

         (h)      Net Working Capital Adjustment

                  (i) As promptly as practicable, but in no event later than 30 days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a balance sheet of the Company as of the open of business on the Closing Date prepared in accordance with GAAP with no Change in Accounting Principles from those utilized in preparing the Financial Statements (the "Closing Balance Sheet"), together with a schedule setting forth in reasonable detail the Purchaser's good faith calculation of the Net Working Capital at Closing.

                  (ii) The Purchaser and its accountants shall permit the Seller and their representatives to have full access to the books, records and other documents (including work papers) pertaining to or used in connection with preparation of the Closing Balance Sheet and the Purchaser's calculation of the Net Working Capital at Closing and provide the Seller and their representatives with copies thereof (as reasonably requested by the Seller). If the Seller disagrees with the Purchaser's calculation of the Net Working Capital at Closing as set forth on the schedule attached to the Closing Balance Sheet or with any other aspect of the Closing Balance Sheet for any purpose under this Agreement, the Seller shall notify the Purchaser in writing of such disagreement (the "Objection Notice") (such Objection Notice setting forth the basis for such disagreement in reasonable detail) within 30 Business Days after the Purchaser's delivery of the Closing Balance Sheet to the Seller, which time period shall be extended by any delays resulting from the Purchaser's failure to deliver or make available to Seller, at Seller's request, all necessary materials. The Purchaser and the Seller thereafter shall negotiate in good faith to resolve any such disagreements with respect to the computation of the Net Working Capital at Closing or any other aspect of the Closing Balance Sheet. If the Purchaser and the Seller reach an agreement as to the computation of the Net Working Capital at Closing, such agreement shall be conclusive and binding upon the Purchaser and the Seller and constitute the Net Working Capital at Closing for purposes of this Agreement. If the Purchaser and the Seller are unable to resolve any such disagreements within 30 Business Days after the delivery of the Objection Notice to the Purchaser by the Seller, the Purchaser and the Seller shall submit the dispute to a national public accounting firm (or a successor thereto) jointly selected by the Purchaser and the Seller (the "Accountant") for resolution; and at the time of such submission, the Purchaser and the Seller shall each disclose to the other any professional relationships by and between the Seller and the Purchaser and its shareholders, directors, and officers, and any such national accounting firm during the three (3) year period immediately prior to Closing. If the Purchaser and the Seller are unable to agree upon the Accountant, the Accountant shall be a national accounting firm (or a successor thereto) selected by lot (after the Purchaser and the Seller each exclude one such accounting firm). The Purchaser and the Seller agree to release the Accountant from any and all claims or liabilities for any services performed by the Accountant in resolving any dispute concerning the computation of Net Working Capital at Closing.

                  (iii) The Purchaser and the Seller shall use their respective best efforts to cause the Accountant to resolve all disagreements with respect to the Net Working Capital at Closing or otherwise with respect to the Closing Balance Sheet as soon as practicable, but in any event shall direct the Accountant to render a determination within 30 days of its retention. The Accountant shall consider only those items and amounts in the Closing Balance Sheet which are identified in the Objection Notice as being items which the Purchaser and the Seller are unable to resolve. In resolving any disputed item, the Accountant may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Accountant's determination shall be based solely on presentations by the Purchaser and the Seller (i.e., not on independent review), and on the definition of Net Working Capital included herein. The determination of the Accountant shall be conclusive and binding upon the Seller and the Purchaser and constitute the Net Working Capital at Closing for purposes of this Agreement.

                  (iv) The Accountant shall determine the allocation of its costs and expenses in resolving any disputes relating to the determination of Net Working Capital at Closing or any other aspect of the Closing Balance Sheet based upon the percentage which the portion of the contested amount not awarded to the Purchaser, on the one hand, or the Seller, on the other hand, bears to the amount actually contested by such Parties. For example, if the Seller claims the Net Working Capital at Closing is $1,000 greater than the amount determined by the Purchaser, and the Purchaser contests only $500 of the amount claimed by the Seller, and if the Accountant ultimately resolves the dispute by awarding the Seller $300 of the $500 contested, then the costs and expenses of arbitration will be allocated 60% (i.e., 300 divided by 500) to the Purchaser and 40% (i.e., 200 divided by 500) to the Seller.

   (v)       Upon the final determination of the Net Working Capital at Closing:

                           (A) if Net Working Capital at Closing is greater than the Net Working Capital Target Amount, the Purchaser shall pay the amount of any such excess to Seller no later than forty-five (45) Business Days after the final determination of Net Working Capital at Closing, by wire transfer of immediately available funds to an account(s) designated by the Seller in writing.

                           (B) if Net Working Capital at Closing is less than the Net Working Capital Target Amount, the Seller shall pay the amount of any such deficiency to Purchaser no later than forty-five (45) Business Days after the final determination of Net Working Capital at Closing, provided that if the Note has not then been paid in full, then such payment shall be made by means of setoff to payments due on the Note; and

                           (C) if Net Working Capital at Closing is equal to the Net Working Capital Target Amount, no adjustment shall be made to the Purchase Price.

         All payments made pursuant to this Section 2(h)(v) shall be treated by all Parties as adjustments to the Purchase Price.



3A. Representations and Warranties of the Seller as to Seller Matters. The Seller represents and warrants to the Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:


         (a) Capacity. The Seller has full capacity to execute and deliver this Agreement and the other Transaction Documents to which he is a party and to perform his obligations hereunder and thereunder.

         (b) Binding Obligation. This Agreement constitutes, and the other Transaction Documents to which such Seller is a party, when executed and delivered, will constitute the valid and legally binding obligations of such Seller enforceable in accordance with the terms hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally and by general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement by such Seller nor the execution and delivery by such Seller of the other Transaction Documents to which such Seller is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any statute, regulation or rule of any Authority to which such Seller is subject (except for violations which would not have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby), (ii) violate any injunction, judgment, order, decree or ruling of any Authority to which such Seller is subject or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license or instrument to which such Seller is a party or by which such Seller is bound or to which any of such Seller's assets is subject. Except as set forth under Section 3A(c) of the Disclosure Schedule, such Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Authority in order for such Seller to consummate the transactions contemplated by this Agreement or this Agreement or the other Transaction Documents to which such Seller is a party. With respect to any such disclosures listed in Section 3A(c) of the Disclosure Schedule, the Seller shall, prior to the Closing Date, perform all acts necessary to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which such Seller is a party.

         (d) Litigation. There are no actions, suits, claims or proceedings pending or to the best of such Seller's Knowledge threatened against or involving such Seller or any of his or her assets or properties by or before any Authority that question the validity of this Agreement or seek to prohibit, enjoin or otherwise challenge the consummation of the transactions contemplated hereby. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against such Seller or any of his or her assets or properties which prohibit or enjoin the consummation of the transactions contemplated hereby.

         (e) Ownership of Company Common Stock. The Seller holds of record and owns beneficially the number and percentage of the Shares set forth in Section 3B(d) of the Disclosure Schedule and has good title to said number and percentage of the Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), liens, claims, and demands. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than pursuant to this Agreement). Except as set forth in Section 3A(e) of the Disclosure Schedule, such Seller is not a party to any voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Company.

         (f) Brokers Fees. Neither such Seller nor any Person acting on his or her behalf has engaged any broker, finder or intermediary as a result of which any of the Purchaser or the Company will have any legal responsibility for or on account of the transactions contemplated by this Agreement.

3B. Representations and Warranties of the Seller and Company With Respect to the Company. The Seller and the Company represent and warrant to the Purchaser, as of the date of this Agreement and as of the Closing Date, as follows:


         (a) Organization/Power and Authority to Conduct Business . The Company is a corporation duly organized, validly existing, and in good standing under the laws of Florida. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Section 3B(a) of the Disclosure Schedule sets forth a list of each jurisdiction in which the Company is licensed or qualified to do business as a foreign corporation. The Company has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company does not have any Subsidiary, and does not own, directly or indirectly, any capital stock or other equity interests in any corporation, partnership or other entity.

         (b) Noncontravention . Neither the execution and the delivery of this Agreement by the Company, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation or rule of any Authority to which the Company is subject (except for violations which would not have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby), (ii) violate any injunction, judgment, order, decree or ruling of any Authority to which the Company is subject or any provision of the Charter or bylaws of the Company or (iii) except as set forth under Section 3B(b) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license or instrument to which the Company is a party or by which it is bound or to which any of its assets is subject. Except as set forth under Section 3B(b) of the Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Authority in order for the Company to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party. With respect to any such disclosures listed in Section 3B(b) of the Disclosure Schedule, the Company shall, prior to the Closing Date, perform all commercially reasonable acts necessary to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which such Company is a party.


(c) Brokers Fees. Neither the Company nor any Person acting on the Company's behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

         (d) Capitalization. The Common Stock constitutes the Company's only authorized class of capital stock. Section 3B(d) of the Disclosure Schedule sets forth for the Company (i) the number of shares of authorized Common Stock and
(ii) the number of issued and outstanding shares of Common Stock, the names of the holders of record thereof, and the number of shares held by each such holder. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid and nonassessable and were not issued in violation of the preemptive rights of any Person or any agreement or law by which the Company at the time of issuance was bound. There are no outstanding or authorized subscriptions, warrants, options or, except for this Agreement, other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or any other security of the Company; there are no dividends which have accrued or been declared but are unpaid on the capital stock of the Company; and are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

         (e) Financial Statements. Set forth in Section 3B(e) of the Disclosure Schedule are the following financial statements (collectively the "Financial Statements"): (i) unaudited balance sheets and statements of income and statements of shareholders equity and cash flows as of and for the fiscal year ended December 31, 2000 (the "Most Recent Fiscal Year End") for the Company; and
(ii) unaudited balance sheet and statement of income and statement of cash flows (the "Most Recent Financial Statements") as of and for each of the months in the year 2001 through January 31, 2001 (the "Most Recent Fiscal Month End") for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material, individually or in the aggregate) and lack footnotes and other presentation items.

         (f) Absence of Certain Developments. Except as otherwise contemplated by this Agreement or as set forth in Section 3B(f) of the Disclosure Schedule, since the Most Recent Fiscal Month End, the Company has conducted its business only in the Ordinary Course of Business and there has not been any Material Adverse Change with respect to the Company. Without limiting the generality of the foregoing, since that date, except as set forth in the Disclosure Schedule, the Company has not:

(i) borrowed any amount or incurred any liabilities, except liabilities incurred in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law by the Company or the Seller);

(ii) mortgaged, pledged or subjected to any Lien any of its assets, except for Permitted Liens, or entered into any conditional sale or other title retention agreement with respect to any property or asset;

(iii) sold, assigned or transferred any of its tangible assets, except for sales of Inventory in the Ordinary Course of Business;

(iv) sold, assigned or otherwise transferred, or abandoned, any Intellectual Property right or any claim for infringement thereon;

(v) suffered any extraordinary losses involving more than $10,000 in the aggregate or canceled, compromised, waived or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business or involving more than $10,000 in the aggregate;

(vi) made any capital expenditures or commitments therefor in excess of $10,000 individually or $10,000 in the aggregate;

(vii) entered into any material agreement, contract, lease or license outside the Ordinary Course of Business;

(viii) suffered any theft, damage, destruction or casualty loss in excess of $10,000 in the aggregate, individually or in the aggregate, to its property, whether or not covered by insurance;

(ix) entered into any agreement with any labor union or association representing any employee, or made any wage or salary increase or bonus, or increase in any other direct or indirect compensation, for or to any of its officers or directors (or, other than in the Ordinary Course of Business, other employees), or otherwise made any material change in employment terms for any of its directors, officers and employees;

(x) made any Change in Accounting Principles;

(xi) made any increase in or established any bonus, insurance, deferred compensation, pension, retirement, profit-sharing, stock option (including the granting of stock options, stock appreciation rights, performance awards or restricted stock awards or the amendment of any existing stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or agreement or arrangement or modified or obligated itself to modify or announced its intention to modify, the Company's personnel policies and practices in any material respect;

(xii) made any payment (including any dividends or other distributions with respect to the Common Stock) to the Seller or any Affiliate of the Seller (other than compensation otherwise payable in the Ordinary Course of Business) or forgiven any indebtedness due or owing from the Seller or any Affiliate of the Seller to the Company;

(xiii) reclassified, combined, split, subdivided or redeemed or otherwise repurchased any capital stock of the Company, or created, authorized, issued, sold, delivered, pledged or encumbered any additional capital stock (whether authorized but unissued or held in treasury) or other securities equivalent to or exchangeable for capital stock, or granted or otherwise issued any options, warrants or other rights with respect thereto;

(xiv) acquired or agreed to acquire by merging or consolidating with, or by purchasing any portion of the capital stock, partnership interests or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

(xv) made any loan or advance (whether in cash or other property), or made any investment in or capital contribution to, or extended any credit to, any Person, except (i) short-term investments pursuant to customary cash management policies, and (ii) advances to employees made in the Ordinary Course of Business;

(xvi) made any write-down of the value of Inventory or written off as uncollectible any Account Receivable except for write-downs and write-offs in the Ordinary Course of Business consistent with past practices, none of which would reasonably be expected to result in a Material Adverse Change;

(xvii) except in the Ordinary Course of Business (A) liquidated Inventory or accepted product returns, (B) accelerated receivables, or (C) delayed payables;

(xviii) made or pledged to make any charitable contribution; or

(xix) committed to do any of the foregoing.

         (g) Undisclosed Liabilities. The Company does not have any material liability (whether asserted or to the Knowledge of Seller unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for Taxes) and to the Knowledge of Seller there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any such liability, except for (i) liabilities set forth on the Financial Statements or in any notes thereto (but only to the extent such notes quantify any such liabilities), (ii) executory liabilities under agreements, contracts, leases, licenses and other arrangements entered into in the Ordinary Course of Business to which the Company or any of its assets may be bound (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach thereof or violation of law), (iii) liabilities and other matters reflected in the Disclosure Schedule, and (iv) liabilities which have arisen in the Ordinary Course of Business since the Most Recent Fiscal Month End (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law by the Company or the Seller). Section 3B(g) of the Disclosure Schedule sets forth as of the Most Recent Fiscal Month End a true and correct listing of the indebtedness of the Company described in clauses (i), (ii) and (iii) of the definition of Funded Indebtedness.

         (h) Legal Compliance. Except as set forth in Section 3B(h) of the Disclosure Schedule, the Company is in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of all Authorities, except where the failure to comply would not have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby. Except as set forth in Section 3B(h) of the Disclosure Schedule, since December 31, 1995, the Company has not received any written communication from any Authority that alleges that the Company is not in compliance with any foreign, federal, state or local laws, rules or regulations.

         (i) Company Permits. The Company holds all permits, licenses, variances, exemptions, orders and approvals of all Authorities necessary for the lawful conduct of its business (the "Company Permits"). The Company is in compliance with the terms of the Company Permits, except where the failure to comply would not have a Material Adverse Effect. Section 3B(i) of the Disclosure Schedule sets forth a list of the Company Permits.

         (j)      Tax Matters.
                  -----------

                  (i) Except for any short period S-Corporation returns that may be required of the Seller (which will be filed by the Seller when due), the Company has filed or will before Closing have filed all Tax Returns required to have been filed, has paid all Taxes that are due to be paid pursuant to such returns (whether or not shown as due thereon) or pursuant to any assessment that has become payable, and has set up a reserve for the payment of all Taxes not yet due and payable that adequately covers all periods through the date hereof. All such Tax Returns are and will be complete and accurate in all material respects and disclose all Taxes required to be paid by the Company for the periods covered thereby. Except as set forth in Section 3B(j) of the Disclosure Schedule:

(A) there is no action, suit, investigation, audit, claim or assessment pending, or proposed or threatened against the Company with respect to Taxes;

(B) Since December 31, 1996, the federal income tax returns of the Company have not been examined and adjusted by the IRS;

(C) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes and there is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes;

(D) there are no Liens for Taxes upon any of the assets of the Company except liens relating to Taxes not delinquent. All monies the Company is required by applicable law to collect or withhold from the employees of the Company for income Taxes, social security and other payroll Taxes, or from independent contractors, shareholders or other third parties, have been collected or withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against and entered upon the applicable books and financial statements of the Company;

(E) the Company has not, during the five-year period ending on the Closing Date, been a personal holding company within the meaning of Section 541 of the Code; and

(F) the Company has never filed or been included in any combined or consolidated Tax return with any other person or been a member of an Affiliated Group filing a consolidated federal income Tax Return; the Company does not otherwise have liability for the Tax of any other Person under Treasury Regulations ?1.1502-6 (or any comparable provisions of state, local or foreign Tax law) and the Company is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing Authority) and is not otherwise responsible by contract or law (including theories of successor or transferee liability) or otherwise, for the Taxes of any other Person.

(ii) As a result of the transactions contemplated by this Agreement, the Company will not be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(iii) The Company has not filed a consent under Section 341(f) of the Code or any comparable provision of a state statute.

(iv) For all tax periods from August 1, 1996 up to and including the effective time of the Closing (collectively, the "S Corporation Tax Period"), the Company has elected (with the consent of all of its shareholders), in compliance with all applicable legal requirements, to be taxed under Subchapter S of the Code and corresponding provisions under any applicable state and local laws, and such elections are in effect for the Company. No action has been taken by the Company or any shareholder of the Company that may result in the revocation of any such elections (other than by reason of the transactions described herein) and, with respect to the S Corporation Tax Period, the Company has no liability, absolute or contingent, for the payment of any income Taxes under the Code or under the laws of such states or localities which afford tax treatment similar to that under Subchapter S of the Code. Except as set forth in Section 3B(j) of the Disclosure Schedule, (A) the Company has no "Subchapter C earnings and profits" as defined in Section 1362(d) of the Code and (B) the Company has no "net unrealized built-in gain" as such term is defined in Sections 1374(d)(1) and 1374(d)(8) of the Code.

(k) Certain Business Relationships with the Company. Except as set forth in Section 3B(k) of the Disclosure Schedule and except for normal advances to employees consistent with past practice, payment of compensation for employment to employees consistent with past practice, and participation in Employee Benefit Plans by employees, since December 31, 1996 the Company has not purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with (i) any officer, director or shareholder of the Company, or (ii) any of their respective Affiliates. Except as set forth in Section 3B(k) of the Disclosure Schedule, no Affiliate of the Company is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate for money borrowed or other loans or advances.

         (l) Title to Tangible Assets Other than Real Property Interests. Except as set forth in Section 3B(l) of the Disclosure Schedule, the Company has good and valid title to, or a valid leasehold interest in, all the tangible assets (other than real property or interests in real property) used or useful in the conduct of the Company's business, except Inventory sold since the date hereof in the Ordinary Course of Business, free and clear of any Liens other than Permitted Liens. The machinery and equipment used regularly in the conduct of the Business of the Company are in the aggregate in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they are presently used. Except for interests and rights in property pursuant to any lease, license or other agreement described in Section 3B(l) of the Disclosure Schedule or pursuant to any lease, license or other agreement not required to be described in Section 3B(l) of the Disclosure Schedule and except for property supplied by any customer or supplier in connection with the purchase or sale of products or services from or to such customer or supplier in the Ordinary Course of Business, there is no tangible personal property owned by any third party which is used by the Company in the operation of its business.
Section 3B(l) of the Disclosure Schedule lists all machinery, equipment, vehicles, furniture and other tangible personal property of any kind and description having a present value in excess of $5,000 (other than Inventory) owned or leased by the Company. Notwithstanding any provision of this Agreement to the contrary, the Purchaser acknowledges that certain art work, wall displays, plaques and other objects of sentimental value (none of which, individually or in the aggregate, is material to the operation of the Company's business and none which will be listed as an asset of the Company on the Closing Balance Sheet) located at the Company's premises (a list of which is set forth under Section 3B(l) of the Disclosure Schedule) is, and shall remain, the personal property of the Seller.


         (m) Real Property. All real property and improvements thereto and interests in real property and improvements thereto that are owned or leased by the Company are referred to herein collectively as the "Real Property" or "Properties", and individually as a "Property". Section 3B(m) of the Disclosure
Schedule identifies all Real Property. Except as set forth on Section 3B(m) of the Disclosure Schedule, the Company has good and valid title to, or a valid leasehold interest in, all Real Property in each case free and clear of any Liens, easements, covenants, rights-of-way and other similar restrictions, except (i) Permitted Liens and (ii) easements, covenants, rights-of-way and other similar restrictions of record. There are no pending condemnation, expropriation, eminent domain or similar proceedings affecting all or any portion of such Properties and, to the best of Seller's Knowledge, no such proceedings are contemplated. There are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any Property. The Company enjoys peaceful and undisturbed possession of the Real Property. Except as set forth on Section 3B(m) of the Disclosure Schedule or otherwise in the Disclosure Schedule, the Real Property is in compliance with all applicable local, state and federal laws including, but not limited to, environmental laws, and to the Knowledge of Seller, zoning and land use laws, building codes, safety codes, fire codes, OSHA laws, and the Americans with Disabilities Act.

         (n)      Intellectual Property.
                  ---------------------

(i) Section 3B(n)(i) of the Disclosure Schedule identifies each pending patent application and each registered item of Intellectual Property owned or used by the Company, and each written license agreement (excluding off-the-shelf or "shrink-wrap" software license agreements) pursuant to which the Company has granted to any third party, or received from any third party a grant of, any rights in any of the Intellectual Property owned or used by the Company. Except as set forth in this Agreement or the Disclosure Schedule, the Company owns, or possesses adequate and enforceable licenses or rights (free of Liens other than Permitted Liens) to use all Intellectual Property currently used by the Company, or necessary to permit the Company to conduct its business as now conducted.

(ii) Except as set forth in Section 3B(n)(ii) of the Disclosure Schedule, with respect to each item identified in Section 3B(n)(i) of the Disclosure Schedule:

(A) the Company possesses all right, title and interest thereto, free and clear of any Lien (other than Permitted Liens), license or other restriction;

(B) such right, title and interest is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(C) no action, suit, proceeding, hearing, investigation, written claim or written demand is pending or is, to the best of Seller's Knowledge, threatened which challenges the legality, validity, enforceability, use or ownership of the item;

(D) neither the Company nor any other party to any license agreement is in breach or default and, to the Knowledge of Seller, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(E) no party to any license agreement has repudiated any material provision thereof;

(F) no claims are pending or, to the best of Seller's
Knowledge, threatened that the Company is infringing on or otherwise violating the rights of any person with regard to any such item; and

(G) to the Knowledge of Seller, no person is infringing on or otherwise violating any right of the Company with respect to such item.

         (o) Material Contracts. Section 3B(o) of the Disclosure Schedule lists the Material Contracts to which the Company is a party. The Company has made available to the Purchaser a correct and complete copy of each Material Contract listed in Section 3B(o) of the Disclosure Schedule. With respect to each such Material Contract, except as disclosed in Section 3B(o) of the Disclosure Schedule, (A) the Material Contract is legal, valid, binding, enforceable and in full force and effect; (B) except as disclosed in Section 3B(o) of the Disclosure Schedule neither the Company nor, to the Knowledge of Seller, any other party is in breach or default, and, to the Knowledge of Seller, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Material Contract; (C) no party has repudiated any provision of the Material Contract, (D) there are no disputes or forbearance programs in effect with respect to the Material Contract.

(p) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

         (q) Insurance. Section 3B(q) of the Disclosure Schedule describes each insurance policy maintained by the Company. All of such insurance policies are in full force and effect and the Company is not in default with respect to its obligations under any of such insurance policies. Such policies are sufficient for compliance with all requirements of law and Material Contracts to which the Company is a party. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company. Section 3B(q) of the Disclosure Schedule sets forth a list of all pending claims with respect to all such policies.

         (r) Litigation. Section 3B(r) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree or ruling or (ii) is a party or is to the Seller's Knowledge threatened to be made a party, to any action, suit, proceeding, hearing or investigation of, in or before any Authority.

         (s) Labor Relations. The Company is not and has never been a party to a collective bargaining agreement. Except as set forth in Section 3B(s) of the Disclosure Schedule, (i) since December 31, 1996, the Company has not been involved in or threatened with any strike, slowdown or work stoppage, (ii) since December 31, 1996, the Company has not been involved in or threatened with any unfair labor practice charge, arbitration, suit or administrative proceeding relating to labor matters involving its employees, (iii) there are no actions, proceedings or claims pending or, to the best of Seller's Knowledge, threatened against the Company under any laws relating to employment, including any provisions thereof relating to wages, hours, collective bargaining, withholding or the payment of social security or other Taxes, and (iv) the Company has complied with all applicable immigration laws including the provisions of the Immigration Reform and Control Act of 1986 with respect to all of its employees hired after November 6, 1986 by verifying their employment eligibility and having them complete Form I-9.

         (t) Employee Benefits. Section 3B(t) of the Disclosure Schedule sets forth (a) all of the current Employee Pension Benefit Plans, Employee Welfare Benefit Plans and all other employee benefit, fringe benefit plans and programs maintained or contributed to by the Company or any ERISA Affiliate with respect to current or former employees of the Company (the "Employee Benefit Plans").

(i) With  respect  to each  Employee  Benefit  Plan and except as  disclosed  in
Section 3B(t) of the Disclosure Schedule:


(A) to the Knowledge of Seller, each such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all material respects with the applicable requirements of ERISA, the Code and other applicable laws (including all reporting and disclosure requirements), and has been operated in all material respects in accordance with its terms;

(B) all contributions (including all
employer contributions and employee salary reduction contributions, if any) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan, and there are no accumulated funding deficiencies with respect to any such Employee Pension Benefit Plan;

(C) each such Employee Benefit Plan which is an Employee Pension Benefit Plan intended to so qualify under Section 401(a) of the Code so qualifies and has received a favorable determination letter from the IRS as to its qualification under Section
401(a) of the Code;

(D) to the Knowledge of Seller, no
"prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any such Employee Benefit
Plan which is an Employee Pension Benefit Plan (or its related trust) which could subject the Company or any officer, director or employee of the Company, to any Tax or penalty imposed under Section 4975 of the Code or liability under Section 406 of ERISA;

(E) the Company has delivered to the
Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Report and all accompanying schedules, the most recent actuarial valuation (if any), and all related trust agreements, insurance contracts and other funding arrangements which implement each such Employee Benefit Plan;

(F) no such Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or has been the subject of a "reportable event" (as defined in Section 4043 of ERISA) as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan
(other than a Multiemployer Plan) has been instituted;

(G) the Company has not incurred, and will not incur as a result of any existing condition or the transactions contemplated by this Agreement, any liability to the PBGC (except for required premium payments, if any), or otherwise under Title IV of ERISA (including any withdrawal liability) or under the Code with respect to any such Employee Benefit
Plan which is an Employee Pension Benefit Plan and, as of the Closing Date, the assets of each such Employee Pension Benefit Plan are at least equal in value to the present value of accrued benefits of the plan, based on actuarial methods, tables and assumptions reasonably satisfactory to the Purchaser;
and

(H) no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of assets of any such Employee Benefit
Plan (other than routine claims for benefits) is pending or to the Seller's Knowledge threatened.

(ii) The Company does not contribute to any Multiemployer Plan or have any liability (including withdrawal liability) under any Multiemployer Plan.

(iii) The Company does not have any obligation to provide health or other welfare benefits to former, retired or terminated employees, except as specifically required under
Section 4980B of the Code. With respect to all of its past and present employees, the Company has complied in all material respects with the notice and continuation requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code.

(iv) The Company has no liability for or relating to any Employee Benefit Plan or arrangement sponsored, maintained or contributed to by an ERISA Affiliate.

(v) The consummation of the transactions contemplated by this Agreement will not entitle any individual to any severance pay, and will not accelerate the time of payment or vesting, or increase the amount of any compensation due to any individual, and will not be the direct or indirect cause of any amount payable under any Employee Benefit Plan being classified as an "excess parachute payment" under Section 280G of the Code.

(u) Environmental, Health and Safety Matters. Except as disclosed in Section 3B(u) of the Disclosure Schedule, since its occupancy of the Properties:

(i) The Company has not disposed of or released any substance, arranged for the disposal of any substance, knowingly exposed any employee or other individual to any substance or condition, or owned or operated its businesses or any Property or facility so as to give rise to any liability or corrective or remedial obligation of the Company under any Environmental, Health and Safety Requirement.

(ii) The Company is in compliance with all Environmental
Health and Safety Requirements, except where the failure to comply would not have a Material Adverse Effect, and the Company has not, since December 31, 1996, received any written communication from any Authority that alleges that the Company is not in such compliance.

(iii) There is no Environmental Claim pending or threatened or recently filed against the Company or against any Property, nor is there any Environmental Claim against any Person whose liability for any Environmental Claim the Company has retained or assumed contractually.


(iv) No underground storage tanks, friable and damaged asbestos-containing materials, or pcb-containing equipment or fluids have been placed on any Property since the Company's occupancy of any Property, nor have any said items been removed from any Property since the Company's occupancy of such Property.

(v) No Property presently or heretofore owned, leased or operated by the Company is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any analogous state list.

(vi) No off-site location at which the Company has disposed or arranged for the disposal of any waste is listed on the National
Priorities List or on any analogous state list.


(v) Customers and Suppliers. Section 3B(v) of the Disclosure Schedule contains a complete and accurate list of the names of the 10 largest (by volume for the year 2000) customers and the 10 largest (by volume for the year 2000) suppliers of the Company as of December 31, 2000. The Company maintains good relations with each of such customers and suppliers and, except as set forth in
Section 3B(v) of the Disclosure Schedule, since December 31, 2000, to the Knowledge of Seller, no event has occurred that would materially adversely affect the Company's relations with any such customers or supplier. Except as set forth in Section 3B(v) of the Disclosure Schedule, since December 31, 2000, no customer which accounted for more than five percent (5%) of the Company's aggregate sales revenues during the last twelve months has canceled, terminated (or, to the Knowledge of Seller, made any threat to the Company to cancel or terminate), or materially decreased its usage of the Company's services or products.

(w) Inventory. Except as disclosed in Section 3B(w) of the Disclosure
Schedule, the Inventory of the Company is merchantable and fit for the purpose for which it was procured or manufactured and none of such Inventory is slow-moving, obsolete, damaged or defective. Except as disclosed in Section 3B(w) of the Disclosure Schedule, the Inventory of the Company is valued at the lower of cost (on a first-in-first-out basis) or market in accordance with GAAP on a basis consistent with prior periods.

(x) Accounts Receivable. Except as disclosed in Section 3B(x) of the
Disclosure Schedule, all of the Accounts Receivable of the Company are properly reflected on its books and records and arose from bona fide transactions in the Ordinary Course of Business, and are valid receivables subject to no setoffs or counterclaims. The reserve for bad debts set forth on the face of the Financial Statements (rather than in any notes thereto) has been determined in accordance with GAAP on a basis consistent with the past custom and practice of the Company.

(y) List of Accounts. Section 3B(y) of the Disclosure Schedule sets forth a list of all bank and securities accounts, and all safe deposit boxes, maintained by the Company and a listing of the persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, with access thereto.

         (z) Product Warranty. Except as disclosed in Section 3B(z) of the Disclosure Schedule, within the last five years, the products manufactured, sold, and delivered by the Company have in the aggregate conformed in all material respects with all applicable contractual commitments and all express and implied warranties, and the Company has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement thereof or other damages in connection therewith. Within the last five years, substantially all of the products manufactured, sold, and delivered by the Company are subject to standard terms and conditions of sale, subject to variations applicable to specific customer requirements. The reserve for product warranty claims set forth on the face of the Financial Statements (rather than in any notes thereto) has been determined in accordance with GAAP on a basis consistent with the past custom and practice of the Company.

         (aa) Product Liability. Section 3B(aa) of the Disclosure Schedule sets forth a true and correct list and brief description of all product liability claims that have been filed against the Company since December 31, 1994 and all claims which are currently pending before any authority.

(bb) Year 2000 Compliance. The Company has undertaken an assessment of its Information Technology and such Information
Technology is Year 2000 Compliant.

(cc) Repayment of Seller Loans. The Seller has satisfied in full all loans due and owing from him to the Company, if any, together with all interest accrued thereon.

         (dd) Trustee of 401(k) Plan. Unless the Purchaser requests in writing prior to Closing the resignation of the Company's acting trustee under the Company's 401(k) Plan, the Company's acting trustee shall remain as trustee under the Company's 401(k) Plan after Closing until the Purchaser or the Company directs otherwise.

         (ee) Employee List. The Company has no employees other than those listed in Section 3B(ee) of the Disclosure Schedule. Section 3B(ee) of the Disclosure Schedule sets forth a true and correct list of all employees of the Company, their dates of hire, accrued vacation and sick leave, and salaries or hourly wage rates, and identifies any and all inactive employees who are off work due to workers' compensation leave, family medical leave, leave of absence, or who are not actively employed for any other reason.

         (ff) Medical, Dental, and Workers' Compensation Claims. The Company has no medical claims, dental claims or worker's compensation claims resulting from treatment, injuries, conditions or illnesses arising prior to the Closing ("Pre-Closing Claims"), other than those listed in Section 3B(ff) of the Disclosure Schedule, which are in dispute, have otherwise not been paid in full or which are not covered by insurance for which premiums have already been paid by the Company.

          (gg) Pre-paid Advertising. All of the pre-paid advertising expenses of the Company are properly reflected on its books and records and arose from bona fide transactions in the Ordinary Course of Business. The accrual of the pre-paid advertising expenses set forth on the face of the Financial Statements (rather than in any notes thereto) has been determined in accordance with GAAP on a basis consistent with the past custom and practice of the Company.

         (hh) EPCRA Filings. Except as set forth on Section 3B(hh) of the Disclosure Schedule, the Company is in compliance with the Emergency Planning and Community Right to Know Act ("EPCRA"), 42 U.S.C. Section 11001 et seq.


         (ii) Sales Representatives. Section 3B(ii) of the Disclosure Schedule contains a complete and accurate list of the names of the Company's sales representatives as of December 31, 2000. The Company maintains good relations with each of such sales representatives and, except as set forth in Section 3B(ii) of the Disclosure Schedule, since December 31, 2000, to the Knowledge of Seller, no event has occurred that would materially adversely affect the Company's relations with any such sales representatives. The change of control of the Company contemplated by this Agreement will not, to the Knowledge of Seller, materially adversely affect the Company's relations with any such sales representatives. Except as set forth in Section 3B(ii) of the Disclosure Schedule, since December 31, 2000, no sales representative which accounted for more than five percent (5%) of the Company's aggregate sales revenues during the last twelve months has canceled, terminated (or made any threat to the Company to cancel or terminate), or materially decreased his or her sales of the Company's services or products.

4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller as follows:

(a) Organization. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of Florida.

         (b) Authorization of Transaction; Binding Obligation. The Purchaser has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes, and such other Transaction Documents, when executed and delivered, will constitute the valid and legally binding obligations of the Purchaser, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally and by general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

         (c) Noncontravention. Neither the execution and the delivery of this Agreement or the other Transaction Documents to which the Purchaser is a party, nor the consummation of the transactions contemplated hereby or thereby, will
(i) violate any statute, regulation or rule of any Authority to which the Purchaser is subject (except for violations which would not have a Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated hereby), (ii) violate any injunction, judgment, order, decree or ruling of any Authority to which the Purchaser is subject or any provision of its Charter or bylaws or other organizational document, as the case may be, or (iii) except as set forth in Section 4(c) of the Disclosure Schedule conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license or instrument to which the Purchaser is a party or by it is bound or to which any of its assets is subject. Except as disclosed in Section 4(c) of the Disclosure Schedule, the Purchaser is not required give any notice to, make any filing with, or obtain any authorization, consent or approval of any Authority in order for it to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which it is a party. With respect to any such disclosures listed in Section 4(c) of the Disclosure Schedule, the Purchaser shall, prior to the Closing Date, perform all acts necessary to consummate the transactions contemplated by this Agreement or the other Transaction Documents to which Purchaser is a party.

         (d) Brokers Fees. Neither the Purchaser nor any Person acting on the Purchaser's behalf has engaged any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement as a result of which the Company (unless the Closing shall occur) or the Seller will have any legal responsibility.

         (e) Acquisition of Shares for Investment. The Purchaser is an "accredited investor" as defined by Rule 501 under the Securities Act. The Shares to be purchased by the Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and the Purchaser will not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act or any comparable state laws.


(f) No Material Adverse Change. Since September 30, 2000, there has occurred no Material Adverse Change with respect to the Purchaser and its parent, WinsLoew.


5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a) General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 9 below).

(b) Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents and approvals of governments and governmental agencies in connection with consummation of the transactions contemplated by this Agreement.

         (c) Operation of Business. Without the prior consent of the Purchaser or except as otherwise contemplated by this Agreement, the Company will not engage in any practice, take any action, or enter into any transaction of the sort described in Section 3B(f) above (other than clauses (v) or (viii) of such section). In addition, the Company will continue to conduct its business in the Ordinary Course of Business and will not (i) except in the Ordinary Course of Business liquidate Inventory or accept product returns, (ii) accelerate receivables, (iii) delay payables, or (iv) change in any material respect the Company's practices in connection with the payment of payables in respect of raw materials purchases.

         (d) Preservation of Business. The Company will use commercially reasonable efforts to maintain its business and properties, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers and employees.

         (e) Full Access. Upon reasonable notice, the Company will permit representatives of the Purchaser to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company, to the premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to the Company.

         (f) Notice of Developments. Each Party will promptly give notice to the other Party(ies) of its, his or her discovery of any material adverse development which, had such development been in existence on the date hereof, would constitute a breach of the representations and warranties contained in Sections 3A and 3B (in the case of a Seller) or Section 4 (in the case of the Purchaser). No disclosure by any Party pursuant to this Section 5(f) shall be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any misrepresentation or breach of warranty.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

         (a) General. In the event that at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party; provided, however, that the taking of any action necessary to execute or deliver to the Purchaser any stock powers and such other instruments of transfer as may be necessary to transfer ownership of the Shares by the Seller shall be borne by the Seller.

         (b) Transition. During the term of the Seller's covenant not to compete and covenant not to solicit, whether stated in Sections 6(d) and (e) hereof or in the Employment Agreement attached hereto as an exhibit, the Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, sales representative or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

         (c) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(i) any transaction contemplated under this Agreement, or (ii) any fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the Parties will cooperate with the contesting or defending Party and its or his counsel in the contest or defense, all at the sole cost and expense of the contesting or defending Party (except to the extent that the contesting or defending party is entitled to indemnification therefor under this Agreement).

         (d)      Noncompetition.
                  --------------

                  (i) In order to induce the Purchaser to enter into this Agreement, the Seller expressly covenants and agrees that, for a period of five (5) years from and after the Closing Date, such Seller will not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than the Purchaser or any of its Subsidiaries), whether as an employee, officer, director, partner, agent, security holder, consultant or otherwise, that directly or indirectly is engaged in the Restricted Business of the Company in the Restricted Area; provided, however, that nothing herein shall be deemed to prevent the Seller from acquiring through market purchases and owning, solely as an investment, less than five percent in the aggregate of the equity securities of any class of any issuer whose shares are registered under Section 12(b) or Section 12(g) of the Securities Exchange Act, and are listed or admitted for trading on any United States national securities exchange or are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system of automated dissemination of quotations of securities prices in common use, so long as such Seller is not a member of any "control group" (within the meaning of the rules and regulations of the United States Securities and Exchange Commission) of any such issuer.

                  (ii) The Seller acknowledges and agrees that the covenants provided for in this Section 6(d) are reasonable and necessary in terms of time, area and line of business to protect the Purchaser's legitimate business interests as a buyer of the Common Stock and in protecting the Company's Trade Secrets. The Seller further acknowledges and agrees that such covenants are reasonable and necessary in terms of time, area and line of business to protect the Purchaser's other legitimate business interests, which include its interests in protecting the Company's (i) valuable confidential business information, (ii) substantial relationships with customers throughout the Restricted Area and (iii) customer goodwill associated with the Company's ongoing business. The Seller expressly authorizes the enforcement of the covenants provided for in this Section 6(d) by (A) the Purchaser and its Subsidiaries, (B) permitted assigns of the Purchaser pursuant to clause (i) or (ii) of Section 12(c) hereof and
         (C) the Company and any successors to the Company's business. The covenants provided for in this Section 6(d) shall be construed as a separate and independent covenant for each of the separate states, territories and possessions included in the Restricted Area and, with respect to the State of Florida, for each of the separate counties of that state. To the extent that the covenant provided for in this
         Section 6(d) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

          (e) Non-Solicitation of Employees, Agents and Independent Contractors. In order to induce the Purchaser to enter into this Agreement, the Seller expressly covenants and agrees that for a period of five (5) years from and after the Closing Date, such Seller will not, directly or indirectly, (i) solicit for employment or employ or engage as an agent or independent contractor (or attempt to solicit for employment or employ or engage as an agent or independent contractor), for himself or herself or on behalf of any sole proprietorship, partnership, corporation, limited liability company or business or any other Person (other than the Purchaser or any of its Subsidiaries), any employee of the Company (whether currently employed or engaged by the Company or employed or engaged by the Company during the term of this non-solicitation covenant) or any Person who was an employee, agent or independent contractor of the Company at any time during the two (2) year period preceding the date hereof, or (ii) encourage any such employee to leave his or her employment with the Company or (iii) encourage any such agent or independent contractor to terminate his, her or its engagement with the Company. The covenants provided for in this Section 6(e) shall be construed as a separate and independent covenant for each of the separate states, territories and possessions included in the Restricted Area and, with respect to the State of Florida, for each of the separate counties of that state. To the extent that the covenant provided for in this Section 6(e) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision. The provision as modified shall then be enforced.

         (f) Confidentiality. In order to induce the Purchaser to enter into this Agreement, the Seller expressly covenants and agrees that from and after the Closing Date, neither the Seller nor any of his Affiliates (to the extent any such Affiliate has received Confidential Information or Trade Secrets) will disclose, divulge, furnish or make accessible to anyone (other than the Purchaser or any of its Affiliates or representatives) any Confidential Information or Trade Secrets, or in any way use any Confidential Information or Trade Secrets in the conduct of any business; provided, however, that nothing in this Section 6(f) will prohibit the disclosure of any Confidential Information or Trade Secrets (i) which is or are required to be disclosed by the Seller or any such Affiliate in connection with any court action or any proceeding before any Authority, (ii) in connection with the enforcement of any of the rights of the Seller hereunder, or (iii) in connection with the defense by the Seller of any claim asserted against him hereunder; provided, however, that in the case of a disclosure contemplated by clause (i), no disclosure shall be made until the Seller shall give notice to the Purchaser of the intention to disclose such Confidential Information or Trade Secrets so that the Purchaser may contest the need for disclosure, and the Seller will cooperate (and will cause his Affiliates and their respective representatives to cooperate) with the Purchaser in connection with any such proceeding. Notwithstanding any provision of this Agreement which may be to the contrary, the Seller shall be entitled to use Confidential Information consisting of databases of contacts and customers for personal purposes which do not constitute competition with the Company, including community and charitable affairs. The foregoing provisions restricting the use of Confidential Information other than Trade Secrets shall survive the Closing for a period of five years, and the foregoing provisions restricting the use of Trade Secrets shall survive the Closing for so long as permitted by the Alabama Trade Secrets Act. The Seller acknowledges and agrees that his or her agreement to abide by the restrictive covenants under Sections 6(d), (e) and (f) are a condition precedent to the Company's entering into this Agreement for the purchase of the Shares; that the Purchaser's purchase of the Shares is adequate consideration to bind the Seller under these restrictive covenants pursuant to the terms and conditions stated under this Section 6; and that Alabama law will apply in any proceeding to enforce these restrictive covenants.

         (g)      Section 338(h)(10) Election; Certain Tax Matters.
                  ------------------------------------------------

                  (i) The Seller will join with the Purchaser in timely making an election under Section 338(h)(10) of the Code and Treasury Regulations Section 1.338(h)(10)-1(d) (and any corresponding elections under any applicable state and local laws) (collectively, a "Section 338(h)(10) Election") on Form 8023 with respect to the purchase and sale of the Shares hereunder. The Seller will be liable for all Taxes of the Company for all periods ending prior to the open of business on the Closing Date ("Pre-Closing Tax Periods") (including all Taxes attributable to the making of the Section 338(h)(10) election, as the result of the recognition of any built-in gain pursuant to the provisions of Section 1374 of the Code, or the "recapture" of previously deducted items), and the Seller will indemnify the Purchaser and the Company from and against any Losses arising out of any failure to pay such Tax.

                  (ii) The income of the Company will be apportioned to the period up to the open of business on the Closing Date and the period from and after the open of business on the Closing Date in accordance with the provisions of Section 1362(e)(6)(D) of the Code by closing the books of the Company as of the close of business on the last calendar day immediately preceding the Closing Date. Taxes (such as property Taxes) that are imposed on a periodic basis shall be allocated on a per diem basis. The Seller will be responsible for preparing and filing all income Tax Returns of the Company relating to all Pre-Closing Tax Periods. After the Closing has occurred, the Purchaser will provide, or cause to be provided, to the Seller, without charge, any information that may reasonably be requested by the Seller in connection with the preparation of any Tax Returns relating to Pre-Closing Tax Periods. The Seller will allow the Purchaser an opportunity to review and comment on such Tax Returns (including any amended Tax Returns.) The Seller will take no new positions on the Tax Returns of the Company that relate to Pre-Closing Tax Periods that would adversely affect the Company after the Closing Date.

                  (iii) Section 6(g)(iii) of the Disclosure Schedule sets forth an allocation of the "Modified Adjusted Deemed Sales Price," as defined in Treasury Regulations Section 1.338(h)(10)-1(f), among the assets of the Company (the "Allocation Schedule"). Under the Allocation Schedule, the allocation of the Purchase Price will be first to the fair market value of the Company's assets as of the Closing Date and any excess Purchase Price will be allocated to goodwill. $50,000.00 of the Purchase Price will be allocated as consideration for the Seller's covenants not to compete and covenants not to solicit under Sections 6(d) and (e) hereof. Within 90 days after the Closing Date, the Seller and the Purchaser shall exchange completed and executed copies of IRS Form 8023 (or other applicable form), required schedules thereto, and any similar forms required by any state or local tax authority. If any changes are required to these forms as a result of information which is first available after the Closing Date, the Seller and the Purchaser will in good faith use commercially reasonable efforts to promptly agree on such changes. The Purchaser and the Seller each agree to file all Tax Returns in accordance with the Allocation Schedule.

                  (iv) The Purchaser and the Seller shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6(g) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Seller shall, and the Purchaser shall cause the Company to (A) retain all books and records with respect to Tax matters pertinent to the Company relating to Pre-Closing Tax Periods until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any tax authority, and (B) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Purchaser or the Seller, as the case may be, shall allow the other Party to take possession of such books and records.

                  (v) Notwithstanding anything contained in Section 7 below or elsewhere in this Agreement to the contrary (but subject to the provisions of paragraphs (ii), (iii) and (iv) of this Section 6(g)), the Seller shall have the right to (a) control any audit or proceeding by any taxing Authority, (B) initiate any claim for refund, (C) file any amended return, (D) contest, defend against, resolve and settle any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes or (E) otherwise resolve any issues relating to Losses which the Purchaser or the Company shall incur as a result of any breach of the Seller's covenants in Section 2(g) above, this
         Section 6(g) or the Seller's representations and warranties in Section 3B(j) above and as to which the Purchaser is entitled to indemnification from the Seller pursuant to this Agreement ("Tax Losses"); provided, however, that the Seller shall consult with the Purchaser in contesting any such assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes and shall, in good faith, consider any reasonable advice from the Purchaser with respect to any such contest.

         7.       Remedies for Breaches of This Agreement.
                  ---------------------------------------

         (a) Survival of Representations and Warranties. The representations and warranties of the Seller contained in Section 3 above and of the Purchaser contained in Section 4 above shall survive the Closing and continue in full force and effect subsequent to Closing, subject to the limitation periods provided in Section 7(b). Any claim for which any Party shall have given proper notice in accordance with the terms of this Agreement on or prior to the expiration of the applicable limitation periods under Section 7(b) shall survive until such claim is resolved pursuant to the terms of this Agreement. To preserve any claim for breach of any such representation or warranty, the Party claiming a breach shall be obligated to notify the party claimed to be in breach in writing of any such breach, or facts that can reasonably be expected to give rise to such breach, before termination of the applicable limitation period under Section 7(b) in respect of such representation or warranty; otherwise, such Party's claim for breach shall be forever barred.

         (b)      Indemnification.
                  ---------------

                  (i) Subject to Section 7(a) above and the conditions and limitations set forth in this Section 7(b), subsequent to the Closing Date the Seller shall indemnify, defend and hold harmless the Purchaser, its successors or assigns, from, against and in respect of any Losses which the Purchaser or the Company shall suffer, sustain or become subject to by virtue of or which arise out of, or result from any breach of the Seller of his representations, warranties, covenants and agreements set forth in this Agreement.

                  (ii) Subject to Section 7(a) above and the conditions set forth in this Section 7(b), subsequent to the Closing Date the Purchaser shall indemnify, defend and hold harmless the Seller and his respective estates, heirs, personal representatives or successors from, against and in respect of any Losses which the Seller shall suffer, sustain or become subject to by virtue of or which arise out of, or result from, any breach by the Purchaser of its representations, warranties covenants and agreements set forth in this Agreement.

                  (iii) Promptly after the assertion by any third party of any claim, demand or notice (a "Third Party Claim") against any Person or Persons entitled to indemnification under this Section 7(b) (the "Indemnified Parties") that results or may result in the incurrence by such Indemnified Parties of any Losses for which such Indemnified Parties would be entitled to indemnification pursuant to this Agreement, such Indemnified Parties shall promptly notify the parties from whom such indemnification could be sought (the "Indemnifying Parties") of such Third Party Claim. Thereupon, the Indemnifying Parties shall have the right, upon written notice (the "Defense Notice") to the Indemnified Parties within 30 days after receipt by the Indemnifying Parties of notice of the Third Party Claim (or sooner if such claim so requires) to conduct, at their own expense, the defense against the Third Party Claim in their own names or, if necessary, in the names of the Indemnified Parties. The Defense Notice shall specify the counsel the Indemnifying Parties shall appoint to defend such Third Party Claim (the "Defense Counsel") and the Indemnified Parties shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld. In the event the Indemnified Parties and the Indemnifying Parties cannot agree on such counsel within 10 days after the Defense Notice is given, then the Indemnifying Parties shall propose an alternate Defense Counsel, which shall be subject again to the Indemnified Parties' approval which approval shall not be unreasonably withheld. Any Indemnified Party shall have the right to employ separate counsel in any such Third Party Claim and/or to participate in the defense thereof, but the fees and expenses of such counsel shall not be included as part of any Losses incurred by the Indemnified Party unless (A) the Indemnifying Parties shall have failed to give the Defense Notice within the prescribed period, (B) such Indemnified Party shall have received an opinion of counsel, reasonably acceptable to the Indemnifying Parties, to the effect that the interests of the Indemnified Party and the Indemnifying Parties with respect to the Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable ethical rules, or (C) the employment of such counsel at the expense of the Indemnifying Parties has been specifically authorized by the Indemnifying Parties. The Party or Parties conducting the defense of any Third Party Claim shall keep the other Parties apprized of all significant developments and shall not enter into any settlement, compromise or consent to judgment with respect to such Third Party Claim unless the Company and the Seller consent, such consent not to be unreasonably withheld.

                  (iv) To the extent that it is finally determined, by mutual agreement or otherwise as set forth in this Agreement, that the Seller owes any amount to the Purchaser under this Section 7 and (1) such determination occurs at any time on or prior to the time when all amounts due under the Note are paid in full, then the Purchaser shall offset the total amount of any such claims from the amounts due under the Note beginning with accrued interest due under the Note, or (2) such determination occurs after the time when all amounts due under the Note are paid in full, such claims shall be satisfied first by resort to the Escrow Funds. The Escrow Funds shall consist of $300,000 of WinsLoew Furniture, Inc. common equity, required pursuant to the Subscription and Shareholder's Agreement, to be purchased by the Seller on the date on which all amounts due under the Note are paid in full (the "Escrow Funds") and to be delivered to and held in escrow by SunTrust Bank, Atlanta office, as escrow agent (the "Escrow Agent") pursuant to the terms of the Escrow Agreement. As provided in the Escrow Agreement, the Escrow Funds shall be held in an account (the "Escrow Account") to provide indemnification to the Purchaser and the Company as provided in Section 7 hereof. To the extent that the stock constituting the Escrow Funds is used to satisfy any indemnification by the Seller under Section 7 hereof, the stock will be valued at such time as the most recent valuation of WinsLoew Furniture, Inc.


                  (v) No indemnification will be required under this Section 7 unless the person claiming the right to be indemnified gives notice to the person from which it is claiming indemnification of the facts the claimant thinks are the basis for such indemnification within eighteen
         (18) months subsequent to the Closing Date, with the exception that on any Environmental Claim under Section 10(c) the claimant shall have four (4) years subsequent to the Closing Date to give such notice unless such Environmental Claim arises from or relates to the two Properties currently leased by the Company described on Section 3B(m) of the Disclosure Schedule in which event the claimant shall have only two (2) years subsequent to the Closing Date to give such notice, and on claims for breaches of the representations and warranties regarding title to securities and authority contained in Section 3A, Section 3B(a) and (d) and claims related to Taxes under Section 2(g), Section 3B(j), and Section 6(g), the claimant shall have until the expiration of the applicable statute of limitations to give such notice.

                  (vi) Notwithstanding any other provision of this Agreement, the Seller shall, in the aggregate have no liability to make indemnification payments under this Agreement in excess of $2,830,000.00.



(c) Effect of Knowledge of Breach; Determination of Losses; Treatment of Indemnification Payments .

                  (i) The Purchaser and the Company, on the one hand, and the Seller, on the other hand, shall not be entitled to indemnification with respect to a breach of any representation or warranty made by the other Party(ies) under this Agreement if such Party(ies) can prove by a preponderance of the evidence that such other Party(ies) had actual knowledge at any time on or prior to the Closing Date of the events or conditions constituting or resulting in such breach of such representation or warranty.

                  (ii) The amount of any Losses subject to indemnification under Sections 7(b) above shall be calculated net of any amounts which have been previously recovered by the Purchaser or the Company under insurance policies or other collateral sources. In the event any such amounts recovered or recoverable under insurance policies or other collateral sources are not received before any claim for indemnification is paid pursuant to this Section 7(b), then the Purchaser or the Company shall pursue such insurance policies or collateral sources with reasonable diligence (unless the Purchaser or the Company shall notify the Seller that they have elected not to pursue such insurance policies or collateral sources, in which case, notwithstanding any provision of this Agreement to the contrary, neither the Purchaser nor the Company shall be entitled to indemnification with respect to such Losses), and in the event they receive any recovery, the amount of such recovery shall be applied first, to reimburse the Purchaser and the Company for their out-of-pocket expenses (including reasonable attorneys' fees) expended in pursuing such recovery, second, to refund any indemnification payments made by the Seller which would not have been so paid had such recovery been obtained prior to such payment, and third, any excess to the Purchaser. In addition, all Losses subject to indemnification hereunder shall be calculated net of any tax benefits which have been actually realized by the Purchaser or the Company as a result thereof plus the net present value (using a discount factor of 8.5% per annum and assuming the income tax rates then in effect for any given period remain unchanged) of tax benefits which are reasonably probable of realization by the Purchaser or the Company in subsequent tax years.

                  (iii) All indemnification payments under this Section 7 shall be deemed adjustments to the Purchase Price.


         (d) Enforcement of Escrow Agreement. Notwithstanding any other provisions contained herein, the costs of enforcement of the Escrow Agreement by the Purchaser or either Seller shall not constitute Losses hereunder. Rather, such costs and expenses shall be considered "Litigation Expenses" within the meaning of the Escrow Agreement and, therefore, paid in accordance with the terms of the Escrow Agreement.

         (e) No Contribution from Company. The Seller hereby waives any rights to seek or obtain indemnification or contribution from the Company for Losses pursuant to Section 7 or the Escrow Agreement as a result of any breach by the Company of any representation, warranty or covenant (other than covenants to be performed by the Company after the Closing) contained in this Agreement.

         (f) Assignment by Purchaser. Provided that the Closing shall occur, the Purchaser hereby assigns and transfers to the Company, effective as of the Closing, all benefits of the Purchaser pursuant to Sections 6 and 7 above.

         (g) Exclusive Remedy. The remedies provided in this Section 7 constitute the only and exclusive remedies for recoveries in connection with the transactions described in this Agreement, whether or not any Losses for which indemnity is asserted derive from a Third Party Claim.

         (h) Set-Off. All amounts payable by Seller under this Section 7 prior to payment of the Note in full shall be made first by means of set-off to the amount of payments due on the Note, applied first to interest accrued on the Note and then to the principal of the Note.

         8. No Shop. From the date of this Agreement until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, the Company shall not, and the Seller shall cause the Company and their respective officers, directors, employees and other agents not to, directly or indirectly, take any action to solicit, initiate or encourage any offer or proposal or indication of interest in a merger, consolidation or other business combination involving any equity interest in, or a substantial portion of the assets of the Company, other than in connection with the transactions contemplated by this Agreement. The Company and the Seller shall immediately advise the Purchaser of the terms of any written offer, proposal or indication of interest that they receive or otherwise become aware of.

         9.       Conditions to Obligation to Close.
                  ---------------------------------

(a) Conditions to Obligation of the Purchaser. The obligation of the Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:


(i) the representations and warranties set forth in Section 3 above that are qualified as to their materiality or to the Knowledge of the Seller shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects at and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement);


(ii) the Seller and the Company shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement, and no action, suit, claim or proceeding shall be pending before any Authority which seeks to prohibit or enjoin the consummation of the transactions contemplated by this Agreement;

(iv) the Seller shall have delivered to the Purchaser a certificate to the effect that the conditions specified above in Section 9(a)(i) and (ii), as they pertain to the Seller, have been satisfied in all respects;

(v) the Seller shall have delivered to the Purchaser a certificate to the effect that the conditions specified above in Section 9(a)(i) and (ii), as they pertain to the Company, have been satisfied in all respects;

(vi) the Seller  shall have  delivered to the  Purchaser  all of the items under
Section 2(f) herein; and

(vii) there shall be no payables or receivables between the Seller and the Company or between Affiliates of the Seller and the Company.

(viii) the Purchaser shall have obtained financing to implement the transactions provided for in this Agreement and to provide sufficient working capital on such terms and conditions as are acceptable to the Purchaser, and the Purchaser shall have satisfied all of the conditions precedent to acquisitions under WinsLoew Furniture, Inc.'s line of credit with Fleet.

(ix) all consents, waivers, exemptions, governmental approvals, regulatory approvals and other actions that are necessary in connection with the consummation of the transactions contemplated by this Agreement, shall be in full force and effect on the Closing Date.

(x) the Purchaser shall have received from Seller all information available to Seller that is requested by the Purchaser promptly after the date hereof, and the Purchaser, upon review of such matters related to Seller, its assets, liabilities, financial condition, business, prospects or relations with third parties as it shall deem necessary or appropriate (in which review Seller shall cooperate), shall not have learned of any fact or matter that, in the good faith determination of Purchaser, causes Purchaser to be dissatisfied in any material respect with the transactions contemplated by this Agreement.


The Purchaser may waive any condition specified in this Section 9(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement);

(ii) the Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) there shall not be any injunction, judgment, order, decree, ruling or charge in effect preventing consummation of any of the transactions contemplated by this Agreement, and no action, suit, claim or proceeding shall be pending before any Authority which seeks to prohibit or enjoin the consummation of the transactions contemplated by this Agreement;

(iv) the Purchaser shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section 9(b)(i) and (ii) has been satisfied in all respects;

(v) the  Purchaser  shall have  delivered  to the Seller all of the items  under
Section 2(f) herein.

The Seller may waive any condition specified in this Section 9(b) if they execute a writing so stating at or prior to the Closing.

         10.      Additional Agreements.
                  ---------------------


(a)      Seller's Guarantee of Accounts Receivable.
--------------------------------------------------


                  (i) Notwithstanding the disclosures made by the Seller in
         Section 3B(x) of the Disclosure Schedule, with respect to accounts receivable on the Closing Balance Sheet which as of the Closing are 90 days or over from the invoice date thereof (the "90 and Over Accounts Receivable"), the Seller guarantees the collectibility of the 90 and Over Accounts Receivable in full minus any remaining reserve for bad debts included in the Closing Balance Sheet.


                  (ii) The Purchaser agrees to use efforts consistent with the Company's past custom and practice to cause the Company to collect all 90 and Over Accounts Receivable, but shall not be obligated to resort to litigation. Any sums payable by account debtors on account of any accounts receivable of such account debtors shall be credited to the earliest invoices of the Company to such account debtors, unless specifically directed otherwise by the account debtor. Subject to the foregoing, to the extent any 90 and Over Accounts Receivable existing at the Closing are unpaid for a period of 90 days after the Closing, the Purchaser shall send written notice to the Seller indicating the specific account debtors, the amount of the unpaid invoices representing 90 and Over Accounts Receivable to each such account debtor and the total of all such unpaid 90 and Over Accounts Receivable. The Seller shall pay the Purchaser the amount of all such unpaid 90 and Over Accounts Receivable minus any remaining reserve for bad debts included in the Closing Balance Sheet within 30 days of the receipt of any notice pursuant to this Section 10(a)(ii) on the condition that the Purchaser shall simultaneously cause the Company to assign such unpaid 90 and Over Accounts Receivable (the "Assigned Receivables") to the Seller. Such assignment shall include the right to sue as an assignee of the Company. In the event that after such assignment the Company receives any payment on the Assigned Receivables, the Purchaser shall cause the Company to promptly remit such amount to the Seller. Thereafter, the Seller, as owner of the Assigned Receivables, may take any action the Seller deems necessary to collect the Assigned Receivables and any collections shall be the property of the Seller. The Purchaser agrees to cooperate and shall cause the Company to cooperate with the Seller in any action the Seller wishes to take to collect the Assigned Receivables consistent with the Company's past custom and practice. In the event the Purchaser does not want to assign any Account Receivable to the Seller because it does not want the Seller to initiate collection action thereon, the Seller shall be relieved of any liability under this Section 10(a) with respect to such 90 and Over Accounts Receivable.

                  (iii) In the event any 90 and Over Accounts Receivable is subject to a valid dispute by the account debtor and/or the Purchaser wishes to grant a discount on any 90 and Over Accounts Receivable, the Purchaser shall send written notice or notices to the Seller indicating the specific account debtors and the amount of the dispute or discount. The Purchaser shall consult with the Seller with respect to the resolution of any dispute and/or the amount of any discount and shall not settle any such dispute or grant any discount without the consent of the Seller, which consent shall not be unreasonably withheld. Where consent is given to the settlement of any dispute and/or the granting of any discount, the Seller shall pay the Purchaser the difference between the original amount of the 90 and Over Accounts Receivable and the amount actually received by the Purchaser after settlement or discount, with payment to be made within 30 days after the settlement or granting of the discount. Where consent is withheld by the Seller, the Purchaser may either assign the 90 and Over Accounts Receivable, or settle the dispute or grant the discount at its own expense and the Seller shall be relieved of any liability under this Section 10(a) with respect to such 90 and Over Accounts Receivable.

                  (iv) Any amounts paid by the Seller to the Purchaser under this Section 10(a) shall be paid by wire transfer of immediately available funds, to an account or accounts designated in writing by the Purchaser, without regard to the Escrow Funds under Section 7(b)(iv).


         (b) Litigation. Notwithstanding the disclosures made by the Seller in
Section 3B(r) of the Disclosure Schedule, the Seller shall be responsible for and shall pay the Purchaser the full amount of all Losses resulting from the matters described in Section 3B(r) of the Disclosure Schedule which are not covered by insurance. Such litigation shall be considered to be a "Third Party Claim" and shall be handled in accordance with the indemnity provisions of
Section 7 of this Agreement. Moreover, the Seller shall, at his expense, pursue the claims of the Company against those companies listed in of Schedule 3B(r), and the Seller shall be entitled to any recovery from either of these companies to the extent such recovery is not recorded as an asset in the Closing Balance Sheet. The Company shall use all reasonable resources in assistance to the Seller in pursuing such recovery, provided, that, all such assistance shall be at the expense of the Seller.

         (c) Environmental Matters. Notwithstanding the disclosures made by the Seller in Section 3B(u) of the Disclosure Schedule, the Seller shall be responsible for payment of any and all Losses relating to any Environmental Claim arising out of the ownership or operation of the Company prior to the Closing Date, subject to the provisions of Section 7(b)(v) and 7(b)(vi).

         (d) Product Returns. Notwithstanding the disclosures made by the Seller in Section 3B(z) of the Disclosure Schedule and subject to the indemnity provisions of Section 7 of this Agreement, in the event within 12 months subsequent to Closing (i) customers of the Company return any defective or non-conforming merchandise sold prior to Closing, (ii) the Company is required to provide any customers with a credit against their accounts receivable within such 12-month period as a result of the receipt of defective or non-conforming merchandise sold prior to Closing, or (iii) any product warranty claims are brought with respect to merchandise sold prior to Closing which are not covered by insurance, the Seller shall be required to pay the Purchaser under the indemnity provisions of Section 7 of this Agreement the amount equal to the sum of (A) the difference between the original sales price of the returned merchandise and the resale price thereof, (B) re-work costs and shipping costs (net of any recoveries from shippers), and (C) the cost of any returned merchandise which was sold prior to Closing and which is not resold by the Company, but only to the extent that such sum exceeds an amount equal to one percent (1%) of the total annual revenue for the year in which product in question was shipped.

         (e) Product Liability Insurance. The Seller shall pay the Company at closing $12,500.00 as reimbursement to the Company for the purchase of a product liability insurance tail policy to be in effect as of the Closing Date insuring the Company against any and all Pre-Closing Product Liabilities as defined herein with the same policy limits as currently exist per occurrence and in the aggregate and extending through the fifth (5th) anniversary of the Closing Date. The payment herein shall reduce the Purchase Price under Section 2(b) herein by $12,500.00. Pre-Closing Product Liabilities are those liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold or delivered by the Company prior to the Closing.

         (f) Software Licenses. Notwithstanding the disclosures made by the Seller in Section 3B(i) and 3B(n)(i) and (ii) of the Disclosure Schedule and subject to the indemnity provisions of Section 7 of this Agreement, the Seller shall perform all acts necessary to cause the Company to obtain all required computer software licenses and/or network licenses (the "Licenses") for computer software and/or networks currently owned or operated by the Company necessary to bring the Company into compliance with all licensing requirements. In the event that all necessary licenses have not been obtained as of the Closing, the Seller shall be responsible for any and all Losses incurred by the Company after Closing related to the Company's non-compliance with said licensing requirements including, but not limited to, the payment of any audit fees, fines, license fees, user fees, network fees, installation fees, service charges, etc. Said Losses shall be paid by the Seller to the Purchaser pursuant to the indemnity provisions under Section 7 of this Agreement, to the extent that such Losses exceed liabilities recorded in the Closing Balance Sheet.


         (g) Products Produced by the Company for Loewenstein. The Purchaser agrees that any products produced by the Company for Loewenstein during the twelve-month period after the Closing Date shall produce a 36% gross margin for the Company.

         (h) Seller's Purchase of WinsLoew Common Equity and Execution and Delivery of the Escrow Agreement. Simultaneously with the full payment of the amounts due under the Note (1) the Seller shall deliver to the Purchaser the purchase price contemplated in the Subscription and Shareholders' Agreement for the WinsLoew Furniture, Inc. common equity, (2) the Purchaser shall deliver the stock certificates representing said equity to the Escrow Agent in accordance with Section 7(b)(iv) herein and the Escrow Agreement, and (3) the parties shall execute and deliver the Subscription and Shareholder's Agreement and the Escrow Agreement.


(i) OSHA and Building Permits. Notwithstanding the disclosures made by the Seller in Section 3B(h), 3B(m) and 3B(u) of the Disclosure Schedule, the Seller shall be responsible for payment of any and all Losses relating to any claim arising out of the Company's failure to comply with OSHA regulations, to the extent that such Losses relating to OSHA regulations are for OSHA citations/notices containing dates of violations prior to the Closing Date, or failure to obtain a building permit for the lean to/awning constructed in the front of the main property to protect the Company's air compessor. Said Losses shall be paid by the Seller to the Purchaser pursuant to the indemnity provisions under Section 7 of this Agreement.

         (j) Tax Matters. Notwithstanding the disclosures made by the Seller in
Section 3B(j) of the Disclosure Schedule, the Seller shall be responsible for and shall pay the Purchaser the full amount of all Losses resulting from the Seller's failure to pay any of the taxes, interst or penalties disclosed on Disclosure Schedule 3B(j). Said Losses shall be paid by the Seller to the Purchaser pursuant to the indemnity provisions under Section 7 of this Agreement.

         (k) Leases. Notwithstanding the disclosures made by the Seller in
  Section 3B(m) of the Disclosure Schedule, it shall be a condition under
  Section 9(a) of the Purchaser's obligation to close that the Seller shall deliver a binding lease agreement in writing between the Company and Tyco International, Inc. under the same terms and conditions of the written lease agreement dated June 27, 1994 between the Company and Grinnell Corporation, subject to normal rate increases satisfactory to the Purchaser, and the Seller's shall deliver signed landlords' consents for both leases disclosed on
  Schedule 3B(m).

         (l) Medical, Dental and Workers Compensation Claims. Notwithstanding the disclosures made by the Seller in Section 3B(ff) of the Disclosure Schedule, the Seller shall be responsible for and shall pay the Purchaser the full amount of all Losses resulting from the matters described in Section 3B(ff) of the Disclosure Schedule which are not covered by insurance. Said Losses shall be paid by the Seller to the Purchaser pursuant to the indemnity provisions under
Section 7 of this Agreement and any litigation arising out of such matters shall be handled in accordance with the indemnity provisions of Section 7 of this Agreement.

         (m) EPCRA Filings. Notwithstanding the disclosures made by the Seller in Section 3B(hh) of the Disclosure Schedule, the Seller shall be responsible for payment of any and all Losses relating to any EPCRA claim arising out of the ownership or operation of the Company prior to the Closing Date. Said Losses shall be paid by the Seller to the Purchaser pursuant to the indemnity provisions under Section 7 of this Agreement and any litigation arising out of such matters shall be handled in accordance with the indemnity provisions of
Section 7 of this Agreement.


11. Termination.
-----------

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) the Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) the Purchaser or the Seller may terminate this Agreement by giving written notice to the other party at any time prior to the Closing in the event the Company has within the previous 10 Business Days given the other party any notice pursuant to Section 5(f) above;

(iii) the Purchaser may terminate this Agreement by giving written notice to the Seller (A) at any time prior to the Closing in the event that the Seller or the Company have breached any representation, warranty or covenant contained in this Agreement in any material respect, the Purchaser has notified the Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, (B) at any time prior to the Closing if the Closing shall not have occurred as of the Closing Date by reason of the failure of any condition precedent under Section?9(a) hereof (unless the failure results primarily from the Purchaser breaching any representation, warranty or covenant contained in the Agreement), or (C) at any time prior to the Closing Date, should the Purchaser not be satisfied, at its sole discretion, with the results of its due diligence review of the Company; and

(iv) the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing (A) in the event the Purchaser has breached any material representation, warranty or covenant contained in this Agreement in any material respect, the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred as of the Closing Date, by reason of the failure of any condition precedent under
Section 9(b) hereof (unless the failure results primarily from the Seller or the Company breaching any representation, warranty or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 11(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in this Agreement shall survive the termination of this Agreement.

12. Miscellaneous.
-------------

(a) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided, however, that, unless expressly prohibited hereunder, (i) any or all of the rights and interests of the Purchaser hereunder may be assigned to any purchaser of substantially all of the assets of Purchaser, (ii) any or all of the rights and interests of the Purchaser hereunder may be assigned as a matter of law to the surviving entity in any merger of the Purchaser, and (iii) any or all of the rights and interests of the Purchaser hereunder may be assigned as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing to the Purchaser in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent (it being understood that in any or all of the cases described in clauses (i), (ii) and
(iii) above the Purchaser nonetheless shall remain responsible and liable for the performance of all of its obligations hereunder).

(d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:



         If to Seller:

                  Raynor E. Baldwin
                  The Woodsmiths Company, Inc.
                  2681 NE 4th Avenue
                  Pompano Beach, FL  33064

                  With a copy to:

                  Gallop, Johnson & Neuman, P.C.
                  101 S. Hanley, Suite 1600
                  Clayton, MO  63105
                  Fax: 314-862-1219
                  Attn:  Robert Wexler

         If to the Purchaser:

                  WinsLoew Furniture, Inc.
                  Attention: Bobby Tesney
                  160 Village Street
                  Birmingham, AL 35242
                  Fax: (205) 408-7028

Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         (g) Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Alabama (i.e., without giving effect to any choice or conflict of law provision or rule (whether of the State of Alabama or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Alabama). Subject to Section 12(i) and the last sentence of this Section 12(g), each of the Parties hereby (i) irrevocably submits to the exclusive jurisdiction of any state court sitting in Shelby County, Alabama or federal court sitting in Jefferson County, Alabama in any action, suit or proceeding arising out of or relating to this Agreement that by law cannot be resolved by arbitration and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (ii) waives, and agrees not to assert in any such suit, action or proceeding, any claim that (A) such Party is not personally subject to the jurisdiction of such court or of any other court to which proceedings in such court may be appealed, (B) such suit, action or proceeding is brought in an inconvenient forum or (C) the venue of such suit, action or proceeding is improper, (iii) expressly waives any requirement for the posting of a bond by the party bringing such suit, action or proceeding and (iv) consents to process being served in any such suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof. Nothing in this Agreement shall affect or limit any right to serve process in any other manner permitted by law or shall be construed to prevent the Purchaser or the Company from bringing and pursuing, or in any way limit, the right of the Purchaser or the Company to bring or pursue, any action arising out of or in connection with Sections 6(d), (e) or (f) in any jurisdiction where Seller is allegedly conducting the prohibited activity.

         (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Purchaser and the Seller. No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (i) Arbitration. If the Parties should have a material dispute arising out of or relating to this Agreement or the Parties' respective rights and duties (other than a dispute in connection with the determination of the Net Working Capital at Closing, which shall be resolved in accordance with Section 2(h) above), then the Parties will resolve such dispute in the following manner:
(i) any Party may at any time deliver to the others a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 12(i); (ii) during the 45 day period following the delivery of the notice described in clause (i) above, appropriate representatives of the various Parties will meet and seek to resolve the disputed issue through negotiation, (iii) if representatives of the Parties are unable to resolve the disputed issue through negotiation, then within 30 days after the period described in clause (ii) above, the Parties will refer the issue (to the exclusion of a court of law) to final and binding arbitration in Shelby County, Alabama in accordance with the then existing rules (the "Rules") of the American Arbitration Association ("AAA"), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof; provided, however, that the law applicable to any controversy shall be the law of the State of Alabama, regardless of principles of conflicts of laws. In any arbitration pursuant to this Agreement the award or decision shall be rendered by an arbitrator appointed by Purchaser and the Seller. In the event of failure of Purchaser and the Seller to agree within 60 days after the commencement of the arbitration proceeding upon the appointment of the arbitrator, the arbitrator shall be appointed by the AAA in accordance with the Rules. Upon the selection of the arbitrator, an award or decision shall be rendered within no more than 45 days. Notwithstanding the foregoing, the request by any Party for preliminary or permanent injunctive relief, whether prohibitive or mandatory, shall not be subject to arbitration and may be adjudicated exclusively in those courts set forth in Section 12(g) above.


         (j) Equitable Remedies. The Seller acknowledges and agrees that the Purchaser and the Company would not have an adequate remedy at law in the event any of the provisions of Section 6(d), (e) and (f) of this Agreement are not performed in accordance with their specific terms or are breached. Accordingly, notwithstanding anything contrary in this Agreement, the Seller agrees that the Purchaser and the Company shall be entitled to an immediate injunction or injunctions to prevent breaches of any provision of any of Section 6(d), (e) and
(f) and to enforce specifically the terms and provisions thereof in any action instituted in those courts set forth in Section 12(g) above. The obligations of the Seller under Section 6(d), (e) and (f) of this Agreement shall constitute covenants that are independent from any obligations that are or in the future may be owing to the Seller by the Purchaser or the Company and, accordingly, shall be enforceable by the Purchaser and the Company notwithstanding any breach or alleged breach by the Purchaser or the Company of any obligation to the Seller.

         (k) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

         (l) Prevailing Parties. In the event of any litigation with regard to this Agreement, the prevailing Party or Parties shall be entitled to receive from the nonprevailing Party or Parties and the nonprevailing Party or Parties shall pay all reasonable fees and expenses of counsel for the prevailing Party or Parties.

         (m) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

::ODMA\PCDOCS\SL01\4187572\1
         (n) Expenses. Except as provided herein, each Party shall pay all costs and expenses incident to its or his negotiation and preparation of this Agreement and to such Party's performance and compliance with all agreements and conditions contained herein its or his part to be performed or complied with, including the fees, expenses and disbursements of such Party's counsel and accountants and other advisors (provided that at any time after Closing, the Purchaser may cause the Company to reimburse the Purchaser or any of its Affiliates for any such costs or expenses incurred by it or its Affiliates).

         (o) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Disclosure Schedule is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between the parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

                                       SIGNATURES APPEAR ON THE FOLLOWING PAGE

         IN WITNESS WHEREOF, the Parties hereto have executed this Stock Purchase Agreement as of the date first above written.

                                                          LOEWENSTEIN, INC.
ATTEST:

------------------------------------
_______________________________________

By:_________________________________        By: Bobby Tesney

Its:_________________________________       Its: CEO and President


                                                    THE WOODSMITHS COMPANY, INC.

ATTEST:

------------------------------------
_______________________________________

By:_________________________________        By: Raynor E. Baldwin
Its:_________________________________       Its: President


ATTEST:


_______________________________________

                                               Raynor E. Baldwin, Individually